                                                     REGISTRATION NO. __________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         TARRAGON REALTY INVESTORS, INC.
        (Exact name of registrant as specified in governing instruments)
                                     Nevada
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         (State or other jurisdiction of incorporation or organization)
                                   94-2432628
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                        (IRS Employer Identification No.)

                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                      (212) 949-5000 - (212) 949-8001 (Fax)
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                    (Address of principal executive offices)

                            William S. Friedman, Esq.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                      (212) 949-5000 - (212) 949-8001 (Fax)
                     (Name and address of agent for service)

                                 With a Copy to:

                             Steven C. Metzger, Esq.
                         Prager, Metzger & Kroemer PLLC
                           2626 Cole Avenue, Suite 900
                               Dallas, Texas 75204
                      (214) 969-7600 - (214) 523-3838 (Fax)
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 452(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

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  Title of Each Class of                                                       Proposed maximum        Amount of
     Securities to be           Amount to be          Proposed maximum        aggregate offering     registration
        Registered             registered (1)      offering price per unit           price                fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share(2)
Preferred Stock, par
value $.01 per share
Debt Securities
Total                           $80,000,000               100% (3)              $80,000,000 (3)       $6,472 (1)
--------------------------------------------------------------------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

------------------------------
(1) The offered securities may be sold separately, together or as units with other offered securities. The securities include an indeterminate number or amount of shares of Common Stock, par value $0.01 per share, Preferred Stock, par value $0.01 per share, and debt securities of Tarragon Realty Investors, Inc. as may from time to time be issued at indeterminate prices in U.S. dollars.

(2) Also includes such presently indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any debt securities or Preferred Stock that provide for conversion or exchange into Common Stock.

(3) Estimated solely for purposes of calculating the amount of the Registration fee in accordance with Rule 457(o) under the Securities Act of 1933 which permits the Registration Fee to be calculated on the basis of the maximum offering price of all the securities listed; the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, or proposed maximum aggregate offering price. Unless otherwise indicated in an amendment to this filing, no separate consideration will be received for shares of Common Stock, shares of Preferred Stock or debt securities that are issued by Tarragon Realty Investors, Inc. upon conversion or exchange of debt securities, or Preferred Stock registered hereunder.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      Subject to completion, April 25, 2003

PROSPECTUS

                     [TARRAGON REALTY INVESTORS,INC. LOGO]

                                   $80,000,000

                                  COMMON STOCK
                                 PREFERRED STOCK
                                 DEBT SECURITIES

         We may offer from time to time our common stock, $.01 par value, preferred stock (which we may issue in one or more series), or debt securities (which we may issue in one or more series) at an aggregate initial offering price that will not exceed $80,000,000. We will determine when we sell the securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers. When we offer securities, we will provide you with a prospectus supplement describing the issue of securities offered and the specific terms of sale, including the names of the underwriters or agents, if any, through which we will sell the securities, the underwriter's discounts and commissions, if any, the initial public offering price of the securities and our net proceeds. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

         Our common stock is traded on the NASDAQ National Market System under the symbol "TARR." On April 22, 2003, the closing price of our common stock on the NASDAQ was $15.30 per share.

            INVESTING IN OUR SECURITIES INVOLVES RISK. SEE "RISK FACTORS"
                            BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS    , 2003.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that are based on our current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs, and assumptions that we have made based on our current knowledge. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify our forward-looking statements. These statements are not guarantees of future performance and involve many risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may be materially different from what is expressed or forecast in our forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         The risks, uncertainties and assumptions that are involved in our forward-looking statements include:

         - general industry, economic and market conditions particularly with regard to rental apartment occupancy, rental growth rates, prevailing rental rates and competition in the various markets where our properties are concentrated;

         - our ability to identify and secure additional apartment properties and sites that meet our criteria for future acquisition or development;

         - our ability to sell our older, under-performing properties when necessary for cash flow and revenue purposes;

         - the effects of fluctuating interest rates, and the pricing and availability of mortgage financing; and

         - all of the other risk factors discussed under the heading "Risk Factors" in this prospectus.

         These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecast in forward-looking statements. In addition, such statements could be affected by local, national and world economic conditions and political events. For a further description of the risks, uncertainties and assumptions that could cause actual results to differ materially from our forward-looking statements, see "Risk Factors" beginning on page 3 of this prospectus.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a Registration Statement on Form S-3 that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell securities in one or more offerings up to a total amount of $80,000,000. This prospectus provides you with a general description of the securities. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information we incorporate by reference before investing in our securities.

         Whenever we refer in this prospectus to "Tarragon," "the Company," "we," "us," or "our," we mean Tarragon Realty Investors, Inc., a Nevada corporation, and its predecessors and subsidiaries.

                                   THE COMPANY

         We own and manage a portfolio of income producing residential and commercial real estate, with concentrations of apartment properties in Florida, Connecticut and Texas. We also develop and acquire rental apartment properties for our investment portfolio, and we build or renovate condominium apartments and townhouses for sale.

         Our principal business is the ownership and development of multifamily apartment communities. We currently own, directly or indirectly through our consolidated subsidiaries and partnerships, 73 properties, as well as interests in an additional 26 properties held in 21 unconsolidated partnerships or joint ventures. Our investment portfolio of 14,929 apartments includes 686 under development. We also have 1,865 for-sale homes in our development pipeline. Our commercial portfolio of 1.4 million square feet of office and retail space represents less than 10% of our assets and revenues.

         We were incorporated in Nevada on April 2, 1997. We are the ultimate successor in interest to Vinland Property Trust, a California business trust formed in July 1973, and National Income Realty Trust, also a California business trust, organized in October 1978.

         Our business is divided into three operating divisions - Investment, Development and For-Sale Housing. Our Investment Division is composed primarily of a portfolio of stabilized, income producing apartment and commercial properties. Funds generated by the operation, sale, or refinancing of properties in the Investment Division support our overhead and finance our development activities. The Investment Division represents approximately 75% of our real estate assets.

         Our Development Division develops and renovates rental apartment communities to add to our Investment Division portfolio. Assets in this division include properties that are under renovation, development, or in their initial lease-up period, and land held for development or sale. The properties in the Development Division represent approximately 15% of our assets.

         Our For-Sale Housing Division includes condominium conversions of existing apartment properties and the development and sale of high-rise, luxury condominiums, townhouses or traditional homes. Although it represents only 10% of our assets, for sale housing is our most rapidly growing area of operations.

         In each operating division, our objective is to create value for shareholders and high risk adjusted returns on investment through the application of management skill, experience, and capital investment.

         During the last five years, we have invested increasing amounts in new construction and development projects, either directly or in partnership with others, and we expect to continue to develop new properties. In evaluating future projects, we place the greatest weight on our subjective forecast of the future return on investment, adjusted for risk. In addition, we have frequently acquired under-managed and under-performing multifamily projects in markets in which we already have a presence, both for the anticipated return from the asset and to enhance the efficiency of our existing portfolio. The actual number and mix of types of income-producing real estate and real estate interests we acquire or develop will depend on market conditions and other circumstances existing at the time of acquisition or development, as well as the availability of capital.

         We have financed acquisitions, development, and capital improvements largely through mortgages and internally generated funds and, to a lesser extent, through property sales and joint ventures. We expect these sources to provide the bulk of funds for future investments. Nevertheless, the availability and cost of credit are key factors in our ability to continue to make new investments.

         Our common stock is traded on the NASDAQ National Market System under the symbol "TARR." Our principal executive offices are located at 1775 Broadway, 23rd Floor, New York, New York 10019, and our telephone number is 212-949-5000.

                                  RISK FACTORS

         You should carefully consider the risk factors described below before investing in our securities. These or other unanticipated circumstances could impair our business and financial condition, or otherwise have a material adverse impact on our future operations and stock price.

WE HAVE BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING.

         We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in a prospectus supplement relating to a specific issue of securities. These funds may be used from time to time for working capital or such other purpose as we may determine in our discretion, including, without limitation, the repayment of existing debt, the acquisition of additional properties and/or the development of currently planned or future projects.

WE ARE HIGHLY LEVERAGED AND MAY NOT BE ABLE TO MEET OUR DEBT SERVICE
OBLIGATIONS.

         We had total indebtedness at December 31, 2002 of approximately $427 million plus $284 million of debt in unconsolidated partnerships. Substantially all of our assets have been pledged to secure debt. These borrowings increase our risk of loss because they represent a prior claim on our assets and require fixed payments regardless of profitability. Our highly leveraged position makes us vulnerable to changes in economic conditions and may limit our ability to capitalize on significant business opportunities in the future.

ISSUANCE OF ADDITIONAL DEBT COULD BURDEN AND NEGATIVELY AFFECT OUR FUTURE OPERATIONS.

         We are subject to the risks normally associated with any debt financing, including the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that we will not be able to refinance existing indebtedness (secured by substantially all of our assets) or, if refinanced, that it will not be on as favorable terms as existing indebtedness, and the risk that we will not be able to finance necessary capital expenditures for such purposes as renovations and other improvements on favorable terms or at all. Should such events occur, our operations and ability to make expected interest and principal payments on unsecured indebtedness and/or distributions to stockholders may be adversely affected.

UNBUDGETED CAPITAL EXPENDITURES OR COST OVERRUNS COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS AND CASH FLOW.

         If capital expenditures on ongoing or planned development projects, renovations or condominium conversions exceed our expectations, the additional cost of these expenditures could have an adverse effect on our business operations and cash flow. In addition, we might not have access to funds on a timely basis to meet the unexpected expenditures.

         Construction costs are funded in large part through construction financing, which Tarragon often guarantees, and Tarragon's obligation to pay interest on this financing continues until the rental project is completed, leased up, and permanent financing is obtained, or the for sale project is sold out. Unexpected delays in completion of one or more ongoing projects could also have a significant adverse impact on our business operations and cash flow.

THE INTEREST RATES ON OUR VARIABLE RATE DEBT MAY INCREASE.

         As of December 31, 2002, we had approximately $241 million of variable rate debt plus $131 million of variable rate debt in unconsolidated partnerships. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could materially increase our interest expense, which could adversely affect our cash flow, results of operations and financial condition.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON COMMERCIALLY FAVORABLE TERMS, IF AT ALL.

         We depend primarily on external financing to fund the growth of our business. Although we currently have adequate cash resources and positive cash flow, we intend to use substantial capital for:

     -    new construction and development;

     -    condominium conversions;

     -    property acquisitions; and

     -    working capital.

         In addition, we require substantial cash flow to meet interest payment obligations on indebtedness and other borrowings. If we are unable to generate sufficient cash flow from operations to satisfy these obligations, or if we are required to make any substantial principal repayments, we may have to refinance some or all of our debt or sell assets. If we default on secured indebtedness, the lender may foreclose and we could lose our entire investment in the asset securing the loan.

         We cannot predict whether additional sources of financing will be available in the future or the cost of such financing. Our access to debt or equity financing depends on banks' willingness to lend and on conditions in the capital markets, and we may not be able to secure additional sources of financing on commercially acceptable terms, if at all.

WE MAY NEED TO SELL PROPERTIES FROM TIME TO TIME FOR CASH FLOW PURPOSES.

         Because of the lack of liquidity of real estate investments generally, our ability to respond to changing circumstances may be impaired. Real estate investments generally cannot be sold quickly. In the event that we must sell assets to generate cash flow, we cannot predict whether there will be a market for those assets in the time period we desire or need to sell them, or whether we will be able to sell them at a price that will allow us to fully recoup our investment. We may not be able to realize the full potential value of our assets, and we may incur costs related to the early pay-off of the debt secured by such assets.

WE ACQUIRE NEW PROPERTIES FROM TIME TO TIME.

         We regularly consider acquiring additional properties. Acquisitions involve several risks, including but not limited to the following:

     - Acquired properties may not perform as well as we expected or ever become profitable.

     - Improvements to the properties may ultimately cost significantly more than we had estimated.

     - The costs of evaluating properties that are not acquired cannot be recovered.

THERE IS RISK IN USING DEBT TO FUND PROPERTY ACQUISITIONS AND DEVELOPMENT.

         We have used debt to acquire and develop properties and expect to continue to do so in the future. Although the use of debt (known as "leverage") is common in the real estate industry, our use of debt to acquire properties exposes us to financial risks. If the occupancy of the properties in our Investment Division drops significantly, and we do not have sufficient cash to pay principal and interest on our mortgage debt, we could default on our mortgage obligations. If we are unable to sell our for sale homes in a timely manner, we may not have sufficient cash to pay interest or principal on our construction debt. If for any reason we fail to make our mortgage payments, lenders could declare us in default and foreclose on our properties.

WE INTEND TO DEVOTE INCREASING RESOURCES TO THE DEVELOPMENT OF NEW PROJECTS.

         We plan to continue developing new projects as opportunities arise in the future. Development and construction activities entail a number of risks, including but not limited to the following:

     - We may abandon a project after spending non-recoverable time and money determining its feasibility.

     -    Construction costs may materially exceed our original estimates.

     - The revenue from a new project may not be enough to make it profitable or generate a positive cash flow.

     - We may not be able to obtain financing on favorable terms for development of a property, if at all.

     - We may not complete construction and lease up on schedule, resulting in increased development or carrying costs.

     - We may not be able to obtain, or may be delayed in obtaining, necessary governmental permits.

WE PLAN TO DEVOTE INCREASING AMOUNTS OF CAPITAL TO CONDOMINIUM CONVERSIONS AND FOR-SALE HOUSING.

         Expansion into condominium conversion and for-sale housing is a relatively new segment of our operations. It involves risks associated with the sale of property to individuals, in addition to all the other risks of construction and development. Condominium conversions require substantial legal processes and costs, which may not be recovered. Some units may be difficult to sell, requiring a substantial discount from our asking price. We may be left with unsold inventory that cannot be rented, and the expenses and carrying costs associated with ownership of those units will continue.

PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES GENERALLY LIMITS OUR CONTROL OF THOSE INVESTMENTS.

         We have investments in 21 unconsolidated partnerships or joint ventures. The outside partners have significant participating rights, as defined by the Financial Accounting Standards Board's Emerging Issues Task Force in its 96-16 Abstract. Partnership or joint venture investments involve risks not otherwise present for investments made solely by us, including the possibility that our partners might become bankrupt, might have or develop different interests or goals than we do, or might take action contrary to our instructions, requests, policies or investment objectives. Another risk of partnership investments is the possibility of an impasse on decisions, such as a sale or refinance, or disputes with our partners over the appropriate pricing and timing of any sale or refinance. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

THE REGIONAL CONCENTRATION OF OUR ASSETS MAY INCREASE THE EFFECTS OF ADVERSE TRENDS IN THOSE MARKETS.

         A substantial number of our assets are located in Florida, Connecticut and Texas. Due to this geographic concentration, any deterioration in economic conditions in these specific markets could have a materially adverse affect on our business.

OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION.

         Various federal, state, and local environmental laws, ordinances, and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect the value of a property, as well as our ability to sell or rent it or to borrow using that property as collateral.

OUR BUSINESS OVERALL IS SUBJECT TO ALL OF THE RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

         Tarragon is subject to all the risks incident to investment in real estate, many of which relate to the general lack of liquidity of real estate investments, including, but not limited to:

     -    changes in general or local economic conditions;

     - changes in interest rates that may make our ability to satisfy our debt service requirements materially more burdensome;

     - lack of availability of financing that may render the purchase, sale or refinancing of a property more difficult or unattractive;

     -    changes in real estate and zoning laws;

     -    increases in real estate taxes and insurance costs;

     -    federal or local economic or rent control; and

     -    floods, earthquakes and other similar natural disasters.

OUR BUSINESS IS HIGHLY COMPETITIVE.

         The real estate business is highly competitive, and we compete with numerous entities engaged in real estate activities, that have investment objectives similar to ours, greater financial resources and/or better name recognition than we do. This competition may result in increased prices for suitable investments and may impair our ability to make acquisitions or develop projects on favorable terms in the future.

SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

         We believe that the real estate assets we own are adequately covered by insurance. However, certain types of losses, generally of a catastrophic nature, may be uninsurable or not economically insurable. These excluded risks generally include war, earthquakes, floods, terrorism, environmental liabilities and punitive damage judgments. If any of these kinds of losses occur and are not covered by insurance, our business could be materially adversely affected.

OUR PRINCIPAL STOCKHOLDERS EFFECTIVELY CONTROL CORPORATE ACTIONS.

         As of April 25, 2003, William S. Friedman, our Chairman of the Board, President, and Chief Executive Officer, and his wife, Lucy N. Friedman, our principal stockholder, together with members of their family, control approximately 42.6% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman and their family are in a position to elect a number of the members of our Board of Directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a broad range of corporate actions requiring more than a simple majority vote presently contained in our Articles of Incorporation, including, without limitation, mergers, business combinations, change-in-control transactions, substantial asset sales and other similar and extraordinary corporate transactions that can effect the value of our company and our common stock.

WE HAVE AND CONTINUE TO ENGAGE IN TRANSACTIONS WITH RELATED PARTIES.

         We have engaged in the past, and continue to engage currently, in transactions with related parties, as more fully described in "Certain Relationships and Related Transactions" beginning at page 6 of our definitive Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2003 incorporated herein. These related party transactions include ongoing financial arrangements with several members of our Board and senior management, including a $20 million unsecured line of credit facility extended to us by affiliates of Mr. and Mrs. Friedman, which was approved by our Board of Directors. Our Articles of Incorporation generally permit related party transactions if approved by a majority of our independent directors.

OUR GOVERNING DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF TARRAGON.

         Our Articles of Incorporation contain provisions designed to discourage attempts to acquire control of Tarragon by merger, tender offer, proxy contest, or removal of incumbent management without the approval of our Board of Directors. As a result, a transaction which otherwise might appear to be in your best interests as a stockholder could be delayed, deferred or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The provisions contained in our Articles of Incorporation include:

- the requirement of an 80% vote to make, adopt, alter, amend, change or repeal Tarragon's Bylaws or certain key provisions of Tarragon's Articles of Incorporation that embody, among other things, the aforementioned anti-takeover provisions;

- the requirement of a 66 2/3% super-majority vote for the removal of a director from the Board of Directors, and certain extraordinary transactions; and

-    the inability of stockholders to call a meeting of stockholders.

         Our Board of Directors and management control approximately 45% of our outstanding common stock. In light of this, these anti-takeover provisions could help entrench the Board of Directors and may effectively give our management the power to block any attempted change in control of Tarragon.

REPRESENTATIVES OF ARTHUR ANDERSEN LLP ARE NOT AVAILABLE TO CONSENT TO THE INCLUSION OF THEIR AUDIT REPORT IN THIS PROSPECTUS AND YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT.

         This prospectus incorporates by reference financial statements for the years ended December 31, 2001 and 2000 that have been audited by Arthur Andersen LLP, our former independent certified public accountants. Representatives of Arthur Andersen LLP are not available to provide the consent required for inclusion of their report on our financial statements incorporated by reference in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation of their audit report into this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated in this prospectus or any omissions to state a material fact required to be stated therein.

                       RATIO OF COMBINED FIXED CHARGES AND
                        PREFERENCE DIVIDENDS TO EARNINGS

         The following chart shows the ratio of earnings to combined fixed charges and preferred stock dividends. The term "fixed charges" means the sum of
(a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. See Exhibit 12.1 to the registration statement of which this prospectus is a part, which is incorporated by reference herein.

                                                     For the Years Ended December 31,
                                                    ------------------------------------------------------------
                                                       1998         1999         2000         2001         2002
                                                    ------------------------------------------------------------
Ratio of earnings to combined
fixed charges and preferred stock
dividends..........................................    1.10         1.30         1.18          .92          .93
Deficiency of earnings to combined
fixed charges and preferred stock dividends........
                                                        ---          ---          ---        2,621        2,256

                                 USE OF PROCEEDS

         We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in a prospectus supplement relating to a specific issue of securities. These funds may be used from time to time for working capital or such other purpose as we may determine in our discretion, including, without limitation, repayment of debt, the acquisition of additional properties and the development of currently planned or future projects. Until we use the net proceeds for these purposes, we expect to make short-term investments in cash and cash equivalents at prevailing market rates of interest.

                                 THE SECURITIES

         We intend to sell the securities covered by this prospectus from time to time. The securities include common or preferred stock or debt securities, in each case, as specified by Tarragon at the time of offering. We will offer the securities to the public on terms determined by market conditions at the time of sale, which we will set forth in a prospectus supplement. The aggregate initial offering price of the offered securities will not exceed $80,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

         Our authorized capital stock currently consists of 20,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of special stock, par value $0.01 per share. As of March 31, 2003, we had 11,800,107 shares of common stock outstanding. In addition, we currently have outstanding options to our officers, directors, employees and associates covering a total of 2,846,899 shares of our common stock, and we have sold a put option to an unaffiliated third party covering up to 150,000 shares of our common stock.

         The Board of Directors has the authority to fix or establish by resolution the voting power, dividend rate, liquidation preference and rights and qualifications, limitations or restrictions of any class or series of special stock. Under our Articles of Incorporation, "special stock" is the functional equivalent of preferred stock. The Board of Directors designated 2,500,000 shares of special stock as the series of 10% Cumulative Preferred Stock on May 1, 2000. As of March 31, 2003, we had 560,518 shares of our 10% Cumulative Preferred Stock outstanding.

         The Transfer Agent and Registrar for our common stock and our 10% Cumulative Preferred Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

10% CUMULATIVE PREFERRED STOCK

         Dividends. Holders of the 10% Cumulative Preferred Stock are entitled to receive, when and as declared by our Board of Directors out of the funds legally available for such purpose, cumulative annual dividends of $1.20 per share. Dividends are payable quarterly. Accrued but unpaid dividends do not compound.

         Redemption. The 10% Cumulative Preferred Stock may be redeemed in whole or in part, at our option, from and after June 30, 2003 at a redemption price of $12 per share, together with all accrued but unpaid dividends to the date of redemption, plus a premium starting at $0.50 per share and reducing annually thereafter by $.10 per share per year. There is no mandatory redemption and we are not required to maintain any "sinking fund" for the retirement of the 10% Cumulative Preferred Stock. We may not purchase or redeem shares of the 10% Cumulative Preferred Stock while there is any arrearage in payment of dividends on any other outstanding series of preferred stock.

         Rights on Liquidation. In the event of the liquidation, dissolution or winding up of Tarragon, the holders of the 10% Cumulative Preferred Stock will be entitled to a preferential payment of $12 per share, plus all accrued but unpaid dividends to the date of liquidation.

         The 10% Cumulative Preferred Stock will be preferred over common stock and all other shares junior to the 10% Cumulative Preferred Stock with respect to both dividends and distributions upon the liquidation, dissolution or winding up of Tarragon. So long as any shares of 10% Cumulative Preferred Stock remain outstanding, no dividend may be declared or paid and no other distribution may be made on the common stock or any other shares junior to the 10% Cumulative Preferred Stock except in shares junior to the 10% Cumulative Preferred Stock unless all accumulated dividends on the 10% Cumulative Preferred Stock have been paid and the current dividend paid or declared.

         The 10% Cumulative Preferred Stock ranks at parity as to dividends and upon liquidation, dissolution or winding up with all other shares of special stock issued by Tarragon. Tarragon may not issue any shares of special stock of any series which are superior to the 10% Cumulative Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up as long as any shares of the 10% Cumulative Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of the shares of 10% Cumulative Preferred Stock then outstanding, voting separately as a class.

         Voting Rights. The holders of our 10% Cumulative Preferred Stock do not have general voting rights. However, if at any time six quarterly dividends on the 10% Cumulative Preferred Stock are in arrears, in whole or in part, the holders of that series of stock are entitled to vote separately as a class to elect one director. Such director, if elected, will cease to serve when any dividend arrearages are paid.

         Conversion. Shares of 10% Cumulative Preferred Stock may not be converted into common stock or any of Tarragon's other securities.

         A more detailed description of our 10% Cumulative Preferred Stock is set forth in a registration statement on Form S-4, filed with the SEC on March 22, 2000 (Registration No. 333-31424).

OTHER PREFERRED STOCK

         Pursuant to its authority, our Board of Directors may from time to time designate and issue one or more additional series of preferred stock. The specific rights and qualifications, limitations or restrictions of any class or series of preferred stock that we might offer will be described in detail in a prospectus supplement, including, where applicable, the following:

         - The number of preferred shares offered and the designation and stated value of the shares.

         -        The offering price of the preferred shares.

         - The dividend rights of the preferred stock, whether dividends will be cumulative, the relative rights or priority, if any, of payment of dividends on the preferred stock, and any limitations, restrictions or conditions on the payment of such dividends.

         -        The voting power, if any, of the preferred stock.

         - The preference, if any, to which holders of the preferred stock will be entitled upon liquidation.

         - The date(s) upon which we will be required or permitted to redeem some or all of the preferred stock, at whose option such a redemption may occur, any material limitations, restrictions or conditions on such a redemption, and whether we will be required to make payments to a sinking fund which will be used to redeem shares of the series.

         - The right, if any, of holders of the preferred stock to convert the shares into another class of our stock.

         - Any other relative rights, preferences, limitations and powers not inconsistent with applicable law, or our Articles of Incorporation and Bylaws.

         The preferred stock will be, when issued against payment, fully paid and non-assessable. Holders will have no preemptive rights to subscribe for any additional securities that we may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all of our other outstanding series of preferred stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up.

         Unless otherwise specified in the applicable prospectus supplement, the Transfer Agent and Registrar for any series of preferred stock will be American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

COMMON STOCK

         Our common stock has no conversion, redemption, preemptive or subscription rights. Holders of our common stock are entitled to share, pro rata, in accordance with the number of shares held by them, any dividends that may be declared, from time to time, by our Board of Directors, after all current and accrued dividends have been paid, or declared and set apart for payment, in connection with any then outstanding series of special or preferred stock. All shares of our common stock presently issued and outstanding are fully paid and non-assessable.

         Rights on Liquidation. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, after payment of all debts and liabilities and the amounts of preference, if any, for each outstanding share of special stock, all remaining assets, pro rata, in proportion to the number of shares of our common stock held by them.

         Voting Rights. Each share of common stock is entitled to one vote for all purposes on all matters submitted to the stockholders. Tarragon's Articles of Incorporation do not authorize cumulative voting in the election of directors. Similarly, there are no redemption rights, sinking fund provisions or rights of conversion with respect to our common stock and holders of our common stock do not have any preemptive rights to acquire additional shares of common stock.

PROVISIONS OF OUR GOVERNING INSTRUMENTS WHICH AFFECT THE CAPITAL STOCK

         Classification of the Board of Directors. Our Articles of Incorporation provide that the exact number of directors may be fixed or changed by the affirmative vote of a majority of the entire Board of Directors, from time to time, within the limits set by our Articles of Incorporation. Any vacancy on our Board of Directors may be filled by a vote of the majority of the directors then in office or by a sole remaining director. Directors are elected annually by a plurality of the votes at a meeting called for that purpose. Our Board is not presently "classified" (i.e., does not have classes of directors elected for staggered multi-year terms). Under Article Eleventh of our Articles of Incorporation, each director of the Board may be removed only by the affirmative vote of the holders of not less than two-thirds of the outstanding stock then entitled to vote for the election of such director.

         Management Liability. Under the Management Liability Provision contained in Article NINTH of our Articles of Incorporation, directors do not have personal liability to the Company or our stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statutes ("NRS") 78.300. The Management Liability Provision supplements indemnification rights afforded to our officers and directors under our Articles of Incorporation and Bylaws, which provide, in substance, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws. See also "LIMITATION ON DIRECTOR'S LIABILITY" on page 18.

         Shareholder Liability. Although our Articles of Incorporation do not expressly limit stockholder liability, pursuant to Article 8, Section 3, of the Nevada constitution and Section 78.225 of the NRS, stockholders are not personally liable for the payment of a corporation's debts, except to the extent a stockholder has not paid the consideration for which that stockholder's shares were authorized to be issued or which was specified in a written subscription agreement between the corporation and the stockholder.

         The Restrictions on Related-Party Transactions Provision. Article FOURTEENTH of our Articles of Incorporation provides that we shall not, directly or indirectly, contract or engage in any transaction with any of our directors, officers or employees or any of our or their affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, as amended) unless all material facts as to the relationships between and financial interest of the relevant individuals or entities in and to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate Board committee and the Board of Directors or the appropriate committee determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of the independent directors entitled to vote thereon. Article FOURTEENTH defines an "independent director" as one who is not an officer or employee of the Company.

         Article FOURTEENTH does not supplant Nevada law regarding related-party transactions; rather, it provides additional protections. Under the NRS, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is not void or voidable solely for this reason, or solely because the director or officer is present at the meeting of the board of directors which authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for that purpose, provided that one of the following four requirements is met:

                  (i) The fact of the common directorship, office or financial interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

                  (ii) The fact of the common directorship, office or financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

                  (iii) The fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action.

                  (iv) The contract or transaction is fair as to the corporation at the time it is authorized or approved.

         Stockholder Management Relations.

         The Consent Provision. Article EIGHTH of our Articles of Incorporation provides that stockholders may act without a duly called annual or special meeting by written consent setting forth the action to be taken and signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voting. Under the NRS, unless otherwise provided in a corporation's articles of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken without a meeting if a written consent setting forth the action to be taken is signed by stockholders holding at least a majority of the voting power, or of such greater proportion as is required for such action.

         The Stockholder Meeting Provision. The Stockholder Meeting Provision, also set forth in Article EIGHTH of our Articles of Incorporation, provides that subject to the rights of the holders of any series of preferred stock, stockholders may not by themselves call a special meeting of stockholders. Special meetings of stockholders may only be called by the Board, the Chairman of the Board or the President. The Stockholder Meeting Provision could have the effect of inhibiting stockholder actions that require a meeting of stockholders unless the Board, its Chairman or the President calls such a meeting.

         Other Provisions Regarding Stockholder-Management Relations. Our Bylaws provide, among other things, that any stockholder entitled to vote in the election of directors of the Board generally may nominate one or more persons for election as directors at a meeting only if such stockholder gives not fewer than 35, nor more than 60, days' prior written notice of intent to make such nomination or nominations to the Secretary (or, if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such notice or disclosure). The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedure set forth in our Bylaws, which is referred to herein as the "Nomination Provision."

         Although the Nomination Provision does not give the Board any power to approve or disapprove of stockholder nominations for the election of directors, the Nomination Procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

         Our Bylaws also provide that, in addition to any other applicable requirements, for business not specified in the notice of meeting or brought by or at the direction of the Board of Directors to be properly introduced by a stockholder, the stockholder must give not fewer than 35, nor more 60, days' prior notice to the Secretary (or if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such event). This provision does not preclude discussion by any stockholder of business properly brought before any meeting. Although this "Stockholder Proposal Provision" does not give our Board of Directors or the Chairman of the meeting any powers to approve or disapprove such matters, it may have the effect of precluding the consideration of matters at a particular meeting if the proper procedures are not followed.

         The Business Combination Provision. Article TENTH of the Articles of Incorporation is designed to encourage companies interested in acquiring us to negotiate with the Board and to give greater assurance to our stockholders that they will receive fair and equitable treatment in the event of a "Business Combination" (as defined below) involving the Company with, or proposed by or on behalf of "Interested Stockholders" (as defined below) or certain related parties.

         Under Article TENTH of our Articles of Incorporation, a Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any affiliate or associate (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) of any Interested Stockholder or any person who thereafter would be an affiliate or associate of any Interested Stockholder would require approval by the affirmative vote of not less than 66 2/3% of the votes entitled to be cast on such transaction by the holders of all shares of our voting stock then outstanding (the "Voting Stock"), voting together as a single class, excluding shares beneficially owned by such Interested Stockholders. However, the two-thirds affirmative vote of stockholders is not required if a majority of the members of the Board or, in the case of such Business Combination involving any affiliate, a majority of the Board including a majority of the independent members of the Board , approves the Business Combination prior to the date on which the Interested Stockholder became the beneficial owner of 20% or more of our shares (the "Acquisition Date"). If such prior Board approval is obtained, the Business Combination will be subject to the applicable voting requirement under the NRS. Presently, for most types of Business Combination transactions on which a stockholder vote would be required, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter (including shares beneficially owned by the Interested Stockholder) is required. If the two-thirds vote required by the Business Combination Provision is obtained in connection with a particular proposed Business Combination, approval of a majority of the Board will not be necessary. Under certain circumstances a Business Combination will be presumed to be proposed by or on behalf of an Interested Stockholder unless a majority of the members of the Board determines otherwise.

         Our Common Stock is listed on the NASDAQ National Market which also has certain rules applicable to us. These rules require prior stockholder approval as a prerequisite to the NASDAQ National Market approval of applications to list additional shares where such shares are to be issued in any transaction or series of related transactions (i) as sole or partial consideration for an acquisition of the stock or assets of another company (a) if any individual director, officer or substantial stockholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% of more; or (b) where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more; (ii) in connection with (a) the sale or issuance of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the company equal 20% or more of presently outstanding common stock or (b) the sale or issuance by the company of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or (iii) the net effect of which is that a listed company is acquired by an unlisted company even though the listed company is the nominal survivor.

         An "Interested Stockholder" is defined in the Business Combination Provision to include any person who (i) is or has announced or publicly disclosed a plan or intention to become the Beneficial Owner of 20% or more of the Voting Stock or (ii) is an affiliate or associate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 20% or more of the Voting Stock. A person is the "Beneficial Owner" of Voting Stock that such person and certain related parties, directly or indirectly, own or have the right to acquire, hold, vote or dispose of. The

Company, any of our subsidiaries and certain profit-sharing and employee-benefit plans are among the entities specifically excepted from the definition of "Interested Stockholder."

         A "Business Combination" includes the following transactions with, or proposed by or on behalf of, any Interested Stockholder or certain related parties: (i) a merger or consolidation of the Company or any subsidiary with an Interested Stockholder or certain related parties; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company or a subsidiary of any assets or securities to an Interested Stockholder or certain related parties, or any other arrangement with or for the benefit of an Interested Stockholder or any such related party (including investments, loans, advances, guarantees, extensions of credit, security interests and joint venture participation) that (except in certain circumstances), together with all other such arrangements (including all contemplated future events), involve assets or securities having a value (or involving aggregate commitments) of $5 million or more or constitute more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5% of the stockholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Company would be required to approve or authorize such transaction; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (iv) any reclassification of securities recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding capital stock of the Company or a subsidiary; or (v) any agreement or arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (iv).

         By providing that the two-thirds vote requirement would not be invoked if a majority of the Board approves a Business Combination prior to the Acquisition Date, the Business Combination Provision is intended to encourage companies interested in acquiring the Company to negotiate in advance with the Board. The Business Combination Provision may discourage attempts to take over the Company by a principal stockholder. By requiring a two-thirds vote of stockholders other than the relevant Interested Stockholder to approve a Business Combination not approved by the Board, the Business Combination Provision may enable a minority of the stockholders to prevent consummation of a Business Combination. To the extent that the Business Combination Provision discourages tender offers or the accumulation of our common stock by a third party, stockholders may be deprived of higher market prices for their stock which may result from such events.

         Article TENTH effectively allows the Board to waive the requirement that any Business Combination with, or proposed by or on behalf of, any Interested Stockholder requires the approval of not less than two-thirds of the votes cast by the holders of all shares of Voting Stock (excluding Voting Stock owned by such Interested Stockholder). If a majority of the members of the Board or, in the case of Business Combination involving any affiliate or the Company, a majority of the Board including a majority of the members of the Board of Directors who at the time are neither officers or employees of the Company, approves such Business Combination prior to the Acquisition Date, such Business Combination requires only such affirmative vote, if any, as is required by applicable law or by any other provision of our Articles of Incorporation or Bylaws or by any agreement with any national securities exchange.

         The NRS imposes generally similar restrictions upon certain business combinations with interested stockholders of a Nevada corporation, but, among other differences, the NRS defines the terms "business combination" and "interested stockholder" differently and, unlike Article TENTH of the Articles of Incorporation, Nevada law subjects certain business combinations with interested stockholders to a three-year moratorium unless specified conditions are met. In Article TENTH of our Articles of Incorporation we have expressly elected not to be governed by NRS statutes governing business combinations with interested stockholders (NRS Sections 78.411 through 78.444, inclusive) and acquisitions of a controlling interest (NRS Sections 78.378 through 78.3793, inclusive).

         The Evaluation Provision. Article TWELFTH of our Articles of Incorporation permits the Board to take into account all factors it deems relevant in evaluating, among other things, tender offers, proposals of business sales or combinations and proposals for corporate liquidation or reorganizations, including the potential impact of any such transaction on our creditors, partners, joint venturers, other constituents and the communities in which its' offices, other establishments or investments are located (collectively, "Non-Stockholder Constituencies").

         Consideration of the effect of a business combination proposal on our Non-Stockholder Constituencies may help to maintain or improve our financial condition and, as a result, confer related benefits upon our stockholders. However, because this "Evaluation Provision" allows the Board to consider numerous judgmental or subjective factors affecting such a proposal, including certain non-financial matters, their consideration may lead the Board to oppose a transaction that, as an exclusively financial matter, may be attractive to stockholders.

         The NRS expressly provides that in evaluating acquisition proposals, directors may consider certain interests of Non-Stockholder Constituencies including (i) the interests of the corporation's employees, suppliers, creditors and customers; (ii) the economy of the state and nation; (iii) the interests of the community and of society; and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

         Amendment Provisions.

         The Bylaw Amendment Provision and the Articles of Incorporation Amendment Provision (each discussed below) generally require a super-majority vote for changes in our governing documents submitted to stockholders. Although these provisions may have a deterrent effect on some potential acquisitions of the Company, thus serving to entrench current management, they are designed primarily to ensure that an acquiror cannot circumvent the acquisition safeguards contained in our governing documents.

         The Bylaw Amendment Provision. Article SEVENTEENTH of our Articles of Incorporation expressly authorizes our Board to make, adopt, alter, amend, change or repeal our Bylaws. This "Bylaw Amendment Provision" further states that our stockholders may not make, adopt, alter, amend, change or repeal our Bylaws except upon the affirmative vote of holders of not less than 75% of the outstanding stock entitled to vote thereon. This super-majority voting provision could enable holders of only 26% of our common stock to prevent holders of a substantial majority of the common stock who do not approve of certain provisions of the Bylaws from amending or repealing such provisions. In this regard, it should be noted that certain directors, executive officers of and persons and entities with which they are affiliated have collective beneficial ownership of 45% of our outstanding stock as of March 31, 2003. The Bylaw Amendment Provision helps to ensure continuity with respect to the management of our day-to-day operations, but it may also prevent a purchaser who acquires a majority of the shares of our common stock from adopting Bylaws that are not in the best interest of the minority stockholders or repealing Bylaws that are in such stockholders' interest.

         The Articles of Incorporation Amendment Provision. Article SEVENTEENTH of the Articles of Incorporation requires the affirmative vote of at least 75% of the outstanding stock entitled to vote thereon to alter, amend or repeal the Bylaw Amendment Provision, Consent Provision, Stockholder Meeting Provision, Business Combination Provision, Director Removal Provision, Evaluation Provision and Articles of Incorporation Amendment Provision, unless a majority of the Board approves such alteration, amendment or repeal.

         This "Articles of Incorporation Amendment Provision" makes it more difficult for stockholders to make changes in our Articles of Incorporation, including changes designed to enable holders of a majority of our common stock to obtain control over the Company. However, the Articles of Incorporation

Amendment Provision may help protect minority stockholders from disadvantageous changes supported by less than a substantial majority of other stockholders.

DESCRIPTION OF OUR DEBT SECURITIES

         We may issue debt securities under an indenture with American Stock Transfer and Trust Company, as Indenture Trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part and incorporate it by reference herein.

         General. The debt securities will be our direct, unsecured obligations, and will be subordinated. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities and a prospectus supplement relating to each particular series of debt securities will describe:

         -        The title of the debt securities.

         - Any limit upon the aggregate principal amount of a series of debt securities which we may issue.

         - The date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable.

         - The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date.

         - The place or places where principal and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange.

         - Any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities.

         - The right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights.

         - Any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities.

         - Any index or formula used to determine the required payments of principal or interest, if any.

         - The percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default.

         - Any special or modified events of default or covenants with respect to the debt securities.

         -        Any other material terms of the debt securities.

         The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, a supplemental indenture relating to a particular series of debt securities may contain provisions of that type.

         Form of Debt Securities. We will issue debt securities in certificated form or as registered without coupons.

         Events of Default and Remedies. An event of default with respect to each series of debt securities will include:

         - Our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period.

         - Our default in payment of any installment of interest due with regard to any debt securities of any series, which default continues for a period of 30 days.

         - Our default in the observance or performance of any other covenants in the indenture, which default continues for a period of 60 days after our receipt of notice thereof from the Indenture Trustee, or holders of at least 25% in principal amount of the debt securities in question.

         - Certain events involving our bankruptcy, insolvency or reorganization.

         Supplemental indentures relating to particular series of debt securities may include other events of default. A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

         The indenture provides that the Indenture Trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal or interest, if any) if the Indenture Trustee considers it in the interest of the holders of the series to do so.

         The indenture provides that if any event of default has occurred and is continuing, the Indenture Trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the applicable series of debt securities.

         The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the Indenture Trustee, subject to certain limitations specified in the indenture.

         Modification of the Indenture. We and the Indenture Trustee may:

         - Without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities, make any change that does not adversely affect the right of any holder, and provide for the creation of any series of debt securities.

         - With the written consent of the holders of not less than a majority in principal amount of the debt securities that are outstanding under the indenture, amend or supplement the indenture or any issue of debt securities or waive an Event of Default.

         However, without the consent of each security holder affected, we may not:

         - Reduce the rate of or extend the time for payment of interest on any debt securities, reduce the principal amount or change the fixed maturity of any debt securities, impair or affect the right of a holder to institute suit for the payment of principal and interest with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities.

         - Reduce the percentage of holders of debt securities required to consent to an amendment or waiver.

         Mergers and Other Transactions. We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless: (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture; and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

         Governing Law. The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of Texas.

                              PLAN OF DISTRIBUTION

         We may sell the securities covered by this prospectus directly to purchasers, through agents, through underwriters or through dealers.

         We may directly solicit offers to purchase securities covered by this prospectus and sales thereof may be made directly to institutional investors or others. The terms of any such sales will be set forth in an accompanying prospectus supplement.

         Offers to purchase securities covered by this prospectus may be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by Tarragon to such agent set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the accompanying prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under their agreements with Tarragon to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

         We have not yet entered into an underwriting agreement with respect to the securities covered by this prospectus. If any underwriters are utilized in the sale of the securities, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the specific managing underwriter or underwriters, as well as any other underwriters and the terms of the transaction will be set forth in the accompanying prospectus supplement, which will be used by the underwriters to make resales of the securities covered by this prospectus to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for, us in the ordinary course of business.

         If a dealer is utilized in the sale of the securities covered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

         Securities may also be offered and sold, if so indicated in the accompanying prospectus supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, and its compensation will be described in the accompanying prospectus supplement. Remarketing firms may be entitled under their agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, and so we strongly urge you to read the Registration Statement in its entirety.

         Tarragon also files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain a copy of the Registration Statement or any other information we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC web site at www.sec.gov.

         Our common stock is quoted on the NASDAQ National Market under the symbol "TARR" and the information that we file with the SEC may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, at 1735 K Street, Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information in this prospectus updates and supersedes information contained in documents incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. To the extent that there is a discrepancy between a statement made in this prospectus or a document referred to in this prospectus, and a document that we subsequently file with the SEC, you should rely only on the statement contained in the later filed document.

         We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 0-8003):

         1. Tarragon's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

         2. Definitive Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2003.

         In addition, we incorporate by reference all documents which we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

         Tarragon's website address is www.tarragonrealty.com. Tarragon makes available, free of charge, on its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. You may also request a hard copy of our filings, at no cost to you, by writing or telephoning us at:

                                Tarragon Realty Investors, Inc.
                                Attn: Investor Relations
                                1775 Broadway
                                23rd Floor
                                New York, NY 10019
                                Telephone: (212) 949-5000

         You are strongly urged to review the information and financial statements (including notes to financial statements) for Tarragon appearing in the documents that we have incorporated by reference in this prospectus.

                       LIMITATION ON DIRECTOR'S LIABILITY

         Our Articles of Incorporation and Bylaws provide for indemnification of our officers and directors to the fullest extent authorized or permitted by Chapter 78 of the Nevada Revised Statutes and other applicable laws.

         In general, Nevada law permits Tarragon to indemnify its officers and directors so long as they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of Tarragon.

         Under the Management Liability Provision of the Articles of Incorporation, our directors do not have personal liability to Tarragon or to you, its stockholders, for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         We are being advised on the legality of the securities registered by this prospectus by Prager, Metzger & Kroemer PLLC, Dallas, Texas. Prager, Metzger & Kroemer PLLC will rely as to all matters of Nevada law on Lewis and Roca LLP, Las Vegas, Nevada.

                                     EXPERTS

         The consolidated financial statements of Tarragon Realty Investors, Inc. and its subsidiaries as of December 31, 2002 which appear in the Annual Report on Form 10-K of Tarragon Realty Investors, Inc. for the year ended December 31, 2002 have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report included therein. Such consolidated financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Tarragon and its subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 which also appear in the Annual Report on Form 10-K for the year ended December 31, 2002 were audited by Arthur Andersen LLP, independent certified public accountants. Representatives of Arthur Andersen LLP are not available to provide the consents required for incorporation of their reports on the financial statements of Tarragon in this prospectus or any other document. The SEC has dispensed with the requirement to file their consent in registration statements by the promulgation of Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference herein or any omissions to state a material fact required to be stated therein.

                                   $80,000,000

                                 TARRAGON REALTY
                                 INVESTORS, INC.

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

                                 PREFERRED STOCK
                           (PAR VALUE $0.01 PER SHARE)

                                 DEBT SECURITIES

                                   PROSPECTUS

                                     , 2003

THIS PROSPECTUS CONTAINS INFORMATION CONCERNING TARRAGON REALTY INVESTOR'S, INC. IT DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933.

                                TABLE OF CONTENTS

                                                             PAGE
Forward-looking Statements................................     1
About this Prospectus.....................................     2
The Company...............................................     2
Risk Factors..............................................     3
Ratio of Combined Fixed Charges and Preference
Dividends to Earnings.....................................     8
Use of Proceeds...........................................     8
The Securities............................................     8
Plan of Distribution......................................    18
Where you can find more information.......................    19
Incorporation of Documents by Reference...................    19
Limitation on Director's Liability........................    20
Legal Matters.............................................    20
Experts...................................................    20

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE REGISTRATION STATEMENT, AND THE OTHER DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO, IS FULL, COMPLETE AND ACCURATE AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, BECAUSE CHANGES IN OUR AFFAIRS MAY OCCUR AFTER THIS DATE, WE CANNOT REPRESENT THAT THIS INFORMATION REMAINS ACCURATE AS OF ANY SUBSEQUENT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                                       APPROXIMATE
ITEM                                                                                      AMOUNT
SEC Registration Fee................................................................    $   6,742
Blue Sky Fee and Expenses (including legal fees)*(a)................................         (b)
Legal Fees and Expenses*............................................................         (b)
Accounting Fees and Expenses*.......................................................         (b)
Printing and Engraving Expenses*....................................................         (b)
Trustee, Transfer Agent and Registrar Fees*.........................................         (b)
Miscellaneous Fees and Expenses*....................................................         (b)
         TOTAL......................................................................    $   6,742

*Estimated

(a) includes filing fees paid and to be paid

(b) to be provided by amendment

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Tarragon's Articles of Incorporation provide that it "shall indemnify to the fullest extent authorized or permitted by law. . . any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent" of Tarragon. Further, Tarragon's Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law."

         Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. A corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

         Under the Management Liability Provision of Tarragon's Articles of Incorporation, directors do not have personal liability to Tarragon or to its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

         - for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

         -        for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws which provide, in substance, that Tarragon shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by Tarragon of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against Tarragon by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS. THE FOLLOWING ARE FILED HEREWITH AS EXHIBITS OR ARE INCORPORATED BY REFERENCE AS INDICATED BELOW.

  EXHIBIT
DESIGNATION                                             DESCRIPTION
    3.1          Articles of Incorporation of Tarragon Realty Investors, Inc. filed with and approved by the Secretary of State of Nevada on April 2, 1997 (incorporated by reference is made to
                 Exhibit 3.2 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).

    3.2          Bylaws of Tarragon Realty Investors, Inc. as adopted April 3, 1997 (incorporation by reference is made to Exhibit 3.3 to Form 8-K of Tarragon Realty Investors, Inc. for
                 Event Reported July 10, 1997).

    3.3          Agreement and Plan of Merger of Vinland Property Corporation and Tarragon Realty
                 Investors, Inc. dated July 24, 1997 (incorporation by reference is made to Exhibit 3.4 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).

    3.4          Articles of Merger of National Income Realty Corporation into Tarragon Realty Investors, Inc.
                 as filed with and approved by the Secretary of State of Nevada on November 24, 1998
                 (incorporation by reference is made to Exhibit 3.8 to Form 8-K Current Report for Event Occurring
                 November 24, 1998 and to Exhibit 3.6 to Registration Statement No. 333-60527 on Form S-4).

    4.1          Indenture Agreement dated September 15, 1993 between Vinland Property Trust and American
                 Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.7 to the
                 Registrant's Registration Statement No. 33-66294 on Form S-11).

    4.2          Certificate of Designation of Preferences and Relative Participating or Optional or Other Special
                 Rights and Qualifications, Limitations, or Restrictions Thereof of 10% Cumulative Preferred Stock
                 of Tarragon Realty Investors, Inc. as filed with and approved by the Secretary of State of Nevada on
                 May 1, 2000 (incorporation by reference is made to Exhibit 4.4 to Registrant's Registration Statement
                 No. 333-31424 on Form S-4).

    4.3*         Form of Indenture Agreement between Tarragon Realty Investors, Inc. and American Stock
                 Transfer & Trust Company.

    5.1**        Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

    5.2**        Form of opinion of Lewis and Roca LLP as to the legality of the securities.

   12.1*         Statement regarding computation of ratios.

   23.1**        Consent of Prager, Metzger & Kroemer PLLC (included in Exhibit 5.1)

   23.2**        Consent of Lewis and Roca LLP (included in Exhibit 5.2)

   23.3*         Consent of Grant Thornton LLP

   24.1          Power of Attorney (set forth on page II-4)

*   Filed with this registration statement.

**  To be filed by amendment.

ITEM 22.          UNDERTAKINGS.

         Tarragon hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Tarragon pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Tarragon hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Tarragon hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tarragon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on April 25, 2003.

                                        TARRAGON REALTY INVESTORS, INC.

                                        By: /s/ William S. Friedman
                                            ------------------------------------
                                            William S. Friedman, President,
                                            Chief Executive Officer and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this registration statement constitutes and appoints each of William S. Friedman and Erin D. Pickens his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement of Tarragon Realty Investors, Inc. and to file same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

        SIGNATURE                                           TITLE                                                 DATE
/s/ William S. Friedman                    President, Chief Executive Officer and
----------------------------                 Chairman of the Board of Directors                              April 25, 2003
William S. Friedman                             (Principal Executive Officer)

/s/ Erin D. Pickens                          Executive Vice President and Chief
----------------------------               Financial Officer (Principal Financial                            April 25, 2003
Erin D. Pickens                                    and Accounting Officer)

/s/ Robert C. Rohdie
----------------------------
Robert C. Rohdie                                          Director                                           April 25, 2003

/s/ Willie K. Davis
----------------------------
Willie K. Davis                                           Director                                           April 25, 2003

/s/ Robert P. Rothenberg
----------------------------
Robert P. Rothenberg                                      Director                                           April 25, 2003

/s/ Lance Liebman
----------------------------
Lance Liebman                                             Director                                           April 25, 2003

/s/ Lawrence G. Schafran
----------------------------
Lawrence G. Schafran                                      Director                                           April 25, 2003

/s/ Raymond V. J. Schrag
----------------------------
Raymond V. J. Schrag                                      Director                                           April 25, 2003

/s/ Carl B. Weisbrod
----------------------------
Carl B. Weisbrod                                          Director                                           April 25, 2003

                                 EXHIBIT INDEX

  EXHIBIT
DESIGNATION                                             DESCRIPTION
    3.1          Articles of Incorporation of Tarragon Realty Investors, Inc. filed with and approved by the Secretary of State of Nevada on April 2, 1997 (incorporated by reference is made to
                 Exhibit 3.2 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).

    3.2          Bylaws of Tarragon Realty Investors, Inc. as adopted April 3, 1997 (incorporation by reference is made to Exhibit 3.3 to Form 8-K of Tarragon Realty Investors, Inc. for
                 Event Reported July 10, 1997).

    3.3          Agreement and Plan of Merger of Vinland Property Corporation and Tarragon Realty
                 Investors, Inc. dated July 24, 1997 (incorporation by reference is made to Exhibit 3.4 to Form 8-K of Tarragon Realty Investors, Inc. for Event Reported July 10, 1997).

    3.4          Articles of Merger of National Income Realty Corporation into Tarragon Realty Investors, Inc.
                 as filed with and approved by the Secretary of State of Nevada on November 24, 1998 (incorporation by reference is made to Exhibit 3.8 to Form 8-K Current Report for Event Occurring November 24, 1998
                 and to Exhibit 3.6 to Registration Statement No. 333-60527 on Form S-4).

    4.1          Indenture Agreement dated September 15, 1993 between Vinland Property Trust and American Stock
                 Transfer & Trust Company (incorporated by reference to Exhibit 4.7 to the Registrant's
                 Registration Statement No. 33-66294 on Form S-11).

    4.2          Certificate of Designation of Preferences and Relative Participating or Optional or Other Special Rights
                 and Qualifications, Limitations, or Restrictions Thereof of 10% Cumulative Preferred Stock of Tarragon
                 Realty Investors, Inc. as filed with and approved by the Secretary of State of Nevada on May 1, 2000
                 (incorporation by reference is made to Exhibit 4.4 to Registrant's Registration Statement No. 333-31424
                 on Form S-4).

    4.3*         Form of Indenture Agreement between Tarragon Realty Investors, Inc. and American Stock Transfer & Trust
                 Company.

    5.1**        Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.
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    5.2**        Form of opinion of Lewis and Roca LLP as to the legality of the securities.

   12.1*         Statement regarding computation of ratios.

   23.1**        Consent of Prager, Metzger & Kroemer PLLC (included in Exhibit 5.1)

   23.2**        Consent of Lewis and Roca LLP (included in Exhibit 5.2)

   23.3*         Consent of Grant Thornton LLP

   24.1          Power of Attorney (set forth on page II-4)
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*   Filed with this registration statement.

**  To be filed by amendment.